Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

Stephanie A. Streeter Elected to Olin’s Board of Directors
and Olin Declares 367th Consecutive Quarterly Dividend

CLAYTON, MO, July 26, 2018 – Olin Corporation (NYSE: OLN) announced today that Stephanie A. Streeter, 60, was elected by Olin’s Board of Directors to serve on Olin’s Board, Compensation Committee and Directors and Corporate Governance Committee of the Board effective July 27, 2018.

Ms. Streeter served as Chief Executive Officer and Director of Libbey, Inc. (a producer of glass tableware and other tabletop products) from 2011 to January 2016. Prior to that, Ms. Streeter served as Interim Chief Executive Officer, United States Olympic Committee from 2009 to 2010 and served on its board of directors from 2004 until 2009. Previously, she was Chairman, President and Chief Executive Officer of Banta Corporation (a global technology, printing and supply-chain management company acquired by Chicago-based RR Donnelley in late 2006) from 2004 until 2007. She joined Banta in 2001 as President and Chief Operating Officer also serving on its board of directors. She served as Chief Executive Officer from 2002 to 2007 and was elected Chairman in 2004. Ms. Streeter is currently a member of the board of directors, serving on the compensation committee and governance committee, of Goodyear Corporation (an American multinational tire manufacturing company) and a member of the board of directors, serving as chairman of the audit committee and a member of the governance & nominating committee, of Kohl’s Corporation (an American department store retailing chain). Ms. Streeter earned a bachelor’s degree in political science from Stanford University.

John E. Fischer, Olin’s Chairman, President and Chief Executive Officer, said, “Our Board is delighted to add a director of Stephanie’s caliber, particularly with her extensive chief executive officer and board of director experience, as well as her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce in complex businesses with worldwide operations. We look forward to her advice and counsel.”

In addition, today, Olin's Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock.  The dividend is payable on September 10, 2018 to shareholders of record at the close of business on August 10, 2018.  This marks the Company's 367th consecutive quarterly dividend.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

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